OMNICARE, INC.

                                  COMMON STOCK

          This Prospectus covers the offering for resale of shares (the "Shares") of Common Stock of Omnicare, Inc. ("Omnicare" or the "Company") by the Selling Stockholders named herein under "Selling Stockholders", who acquired their Shares in connection with the acquisition by Omnicare of certain assets of: 1) Western Avenue Pharmacy, Inc., a Massachussetts corporation; 2) Genovese Drug Stores, Inc., a Delaware corporation;
3) Consulting and Pharmaceutical Services, Inc., a Washington corporation; and 4) Shore Park Pharmacy Inc., a New York corporation. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus.

          The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

          The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See "Plan of Distribution".

          Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.
                             -------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION NOR HAS THE
                   SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

          The date of this Prospectus is [ ], 1995


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                                                                          2

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY
THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

          Omnicare is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange (Symbol: OCR), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a Registration
Statement on Form S-3 under the Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company hereby incorporates in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1994, heretofore filed with the Commission pursuant to the Exchange Act.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Cheryl D. Hodges, Secretary, Omnicare, Inc., 2800 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4728, or telephone
(513) 762-6666.


                                  THE COMPANY

          Omnicare is a leading independent provider of pharmacy services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The Company purchases, repackages and dispenses prescription and non-prescription medication, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. The Company also provides consultant pharmacist services, including monthly patient drug therapy evaluations, monitoring the control, distribution and administration of drugs within the nursing facility and assistance in compliance with state and






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                                                                      4


federal regulations. In addition, the Company provides ancillary services, such as infusion therapy, and distributes medical supplies to its client nursing homes. The Company provides these services to approximately 167,200 residents in approximately 1,890 nursing homes and other long-term care facilities in the States of Alabama, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Michigan, Missouri, Montana, New York, Ohio, Oklahoma, Oregon, Washington and West Virginia.

          The Company's executive offices are located at 2800 Chemed
Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4728, and its telephone number is (513) 762-6666.


                              SELLING STOCKHOLDERS

          Set forth below for each of the five Selling Stockholders, who acquired Shares in connection with Omnicare's acquisition of certain of such Selling Stockholder's assets, are the number of Shares that may be sold by such Selling Stockholder hereunder.

   Selling Stockholder                                        Shares Owned

Western Avenue Pharmacy, Inc. F1                                  21,372
Genovese Drug Stores, Inc. F2                                     63,550
Consulting and Pharmaceutical Services, Inc. F3                   63,424
Les Shafranek F4                                                  22,138
William Gordon F4                                                 22,138

- ------------------
FN

F1 Albert C. Sivo is the sole shareholder of Western
Avenue Pharmacy, Inc. ("Western") and the beneficial owner of the Shares acquired in connection with the sale of certain assets of Western to Omnicare.

F2 Genovese Drug Stores, Inc. is a reporting company under the Exchange Act.

F3 Joseph J. Farina is the sole shareholder of Consulting and Pharmaceutical Services, Inc. ("CPS") and the beneficial owner of the Shares acquired in connection with the sale of certain assets of CPS to Omnicare.

F4 Les Shafranek and William Gordon acquired their shares in connection with the sale of certain assets of Shore Park Pharmacy, Inc. to Omnicare.






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                                                                       5

                              PLAN OF DISTRIBUTION

          The Company is not aware of any plan of distribution with respect to Selling Stockholders. Distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom they may act as agent. Pursuant to Registration Rights Agreements, Omnicare has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.


                          DESCRIPTION OF COMMON STOCK

          The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All shares of Common Stock are fully paid and nonassessable. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

          With certain exceptions, in the event another person owns 10% or more of the Company's stock entitled to vote, a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person, (2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person, (3) certain issuances and transfers of securities of the Company to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. The sections of the Company's Certificate of Incorporation described in this paragraph may not be altered, amended or repealed without approval of two-thirds of the outstanding shares of each class entitled to vote thereon as a class.


                                    EXPERTS

          The audited financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

          The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Thompson, Hine and Flory.






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                                                                          7

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

          The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the Shares being registered hereunder. All such expenses will be borne by the Company.


         SEC Registration fees .................................... $  3,238
         Legal fees and expenses .................................. $ 10,000
         Accounting fees and expense............................... $  2,500
         Miscellaneous ............................................ $  4,262

           Total .................................................. $ 20,000

Item 15.  Indemnification of Directors and Officers

          The Certificate of Incorporation and Bylaws of Omnicare, and separate Indemnification Agreements, provide for the indemnification of each director and officer of Omnicare in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with Omnicare. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits Omnicare to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.

          The Corporation's directors and officers, are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.


                                      II-1




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                                                                        8

Item 16.  Exhibits.

         Each of the following Exhibits is filed or incorporated by reference in this Registration Statement.


Exhibit
Number                                      Description of Exhibit

  3(a) Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 1 of the Company's 1994 Annual Report on Form 10-K).

  3(b) Amendment to Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 2 of the Company's 1994 Annual Report on
               Form 10-K).

  3(c) By-laws of the Company, as amended (incorporated by reference to Exhibit 3 of the Company's 1994
               Annual Report on Form 10-K).

  5 Opinion of Thompson, Hine and Flory with respect to the legality of the securities being registered.*

 23(a)         Consent of Price Waterhouse LLP.*

 23(b)         Consent of Thompson, Hine and Flory (contained in
               Exhibit 5).

 *Filed herewith.


Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-2




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                                                                         9

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

II-3




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                                                                          10

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 28th day of April, 1995.


                              OMNICARE, INC.



                              By:/s/Joel Gemunder
                                 ---------------------------
                                 Joel F. Gemunder, President


                               POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward L. Hutton, Joel F. Gemunder and Cheryl D. Hodges his or her true and lawful attorneys-in-fact and agents, with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officers:


/s/Edward L. Hutton  Chairman and                            April 28, 1995
- --------------------  Director
Edward L. Hutton



/s/Joel F. Gemunder   President and                          April 28, 1995
- --------------------   Director
Joel F. Gemunder



Principal Financial and Accounting
Officer:


/s/Kurt H. Stump      Senior Vice                           April 28, 1995
- -------------------   President and Chief
Kurt H. Stump         Financial Officer

Directors of the Company:


/s/Ronald K. Baur                                           April 28, 1995
- ---------------------
Ronald K. Baur


/s/Kenneth W. Chesterman                                    April 28, 1995
- ------------------------
Kenneth W. Chesterman



/s/Charles H. Erhart, Jr.                                   April 28, 1995
- -------------------------
Charles H. Erhart, Jr.


/s/Mary Lou Fox                                             April 28, 1995
- -------------------------
Mary Lou Fox


/s/Cheryl D. Hodges                                         April 28, 1995
- -------------------------
Cheryl D. Hodges


/s/Thomas C. Hutton                                         April 28, 1995
- -------------------------
Thomas C. Hutton

/s/Patrick E. Keefe                                      April 28, 1995
- ------------------------
Patrick E. Keefe



/s/Sandra E. Laney                                       April 28, 1995
- ------------------------
Sandra E. Laney



/s/Andrea R. Lindell                                     April 28, 1995
- ------------------------
Andrea R. Lindell



/s/Sheldon Margen                                        April 28, 1995
- ------------------------
Sheldon Margen



/s/Kevin J. McNamara                                     April 28, 1995
- ------------------------
Kevin J. McNamara


/s/John M. Mount                                         April 28, 1995
- ------------------------
John M. Mount


/s/Timothy S. O'Toole                                    April 28, 1995
- ------------------------
Timoth S. O'Toole


/s/D. Walter Robbins, Jr.                                April 28, 1995
- -------------------------
D. Walter Robbins, Jr.

                                                                Sequentially
                                                                  Numbered
Number    Description                                               Page



3(a)      Certificate  of  Incorporation  of
          the Company, as amended (incorporated by reference to Exhibit 1 of the Company's
           1994 Annual Report on Form 10-K).

3(b)      Amendment  to  Certificate  of   Incorporation
          of  the  Company,   as  amended
          (incorporated by reference to Exhibit 2 of the Company's 1994 Annual Report on
          Form 10-K).


3(c)      By-laws of the Company, as
          amended (incorporated by
          reference to Exhibit 3 of the
          Company's 1994 Annual Report on
          Form 10-K).

5         Opinion of Thompson, Hine and
          Flory with respect to the
          legality of the securities being
          registered.*

23(a)     Consent of Price
          Waterhouse LLP.*

23(c)     Consent of Thompson, Hine and Flory
          (contained in Exhibit 5).

*Filed herewith.

                                      II-8




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